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                                                                                                                          Exhibit 11

                                                 W. R. GRACE & CO. AND SUBSIDIARIES
                            WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                                             (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

                                                                              3 Mos. Ended                  6 Mos. Ended
                                                                         6/30/95    -    6/30/94        6/30/95   -   6/30/94
                                                                         -----------------------        ---------------------

Weighted average number of shares of Common
Stock outstanding. . . . . . . . . . . . . . . . . . . . . . . .          95,116         93,933         94,629         93,842

Additional dilutive effect of outstanding options
(as determined by the application of the treasury
stock method). . . . . . . . . . . . . . . . . . . . . . . . . .           2,486            614          2,486            798
                                                                          ------         ------         ------         ------

Weighted average number of shares of Common
Stock outstanding assuming full dilution . . . . . . . . . . . .          97,602         94,547         97,115         94,640
                                                                          ------         ------         ------         ------
                                                                          ------         ------         ------         ------


Income/(loss) used in the computation of earnings per share were as follows (in millions except per share):


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                                                                              3 Mos. Ended                  6 Mos. Ended
                                                                         6/30/95    -    6/30/94        6/30/95   -   6/30/94
                                                                         -----------------------        ---------------------

Net income/(loss). . . . . . . . . . . . . . . . . . . . . . . .           $78.7        $(134.3)        $126.2         $(96.1)

Dividends paid on preferred stocks . . . . . . . . . . . . . . .             (.2)           (.1)           (.3)           (.2)
                                                                           -----        -------         ------         ------

Income/(loss) used in per share computation of
    earnings and in per share computation of
    earnings assuming full dilution. . . . . . . . . . . . . . .           $78.5        $(134.4)        $125.9         $(96.3)
                                                                           -----        -------         ------         ------
                                                                           -----        -------         ------         ------

Earnings/(loss) per share. . . . . . . . . . . . . . . . . . . .           $ .83        $ (1.43)        $ 1.33         $(1.03)

Earnings/(loss) per share assuming full dilution . . . . . . . .           $ .80        $ (1.42)        $ 1.30         $(1.02)

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